 Armstrong World Industries Receives Tax Refund

LANCASTER, Pa., October 8, 2007 - Armstrong World Industries, Inc. (NYSE:
AWI) today reported it has received the majority of approximately $180 million in refunds for federal income taxes paid over the preceding 10 years. The refunds result from the carry back of a portion of tax net operating losses created by funding of the Asbestos Trust under AWI's Plan of Reorganization in October 2006.
These refunds are in addition to approximately $50 million of 2006 taxes refunded earlier in 2007. Approximately $830 million of tax losses remain available to carry forward from December 31, 2006. While a portion of the losses is subject to limitations, AWI does not expect any limitations to materially impair their use.

The tax refunds are subject to examination and adjustment by the Internal
Revenue Service (IRS) under its normal audit procedures. In accordance with
GAAP, AWI has reserved $145 million on the balance sheet pending completion of the IRS audit. Any tax losses disallowed for a ten-year carry back would be available to carry forward, and provide approximately equal value.

AWI is evaluating how the cash proceeds will be used.

About Armstrong

Armstrong World Industries, Inc. is a global leader in the design and manufacture of floors, ceilings and cabinets. In 2006, Armstrong's consolidated net sales totaled approximately $3.4 billion. Based in Lancaster, Pa., Armstrong operates
39 plants in 10 countries and has approximately 13,000 employees worldwide.
For more information, visit www.armstrong.com.

Forward-Looking Statement

These materials may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements provide expectations or forecasts of future events. Our results could differ materially due to known and unknown risks and uncertainties, including: lower construction activity reducing our market opportunities; availability and costs for raw materials and energy; risks related to our international trade and business; business combinations among competitors, suppliers and customers; the loss of business with key customers; and other factors disclosed in our recent reports on Forms
10-K, 10-Q and 8-K filed with the SEC. We undertake no obligation to update any forward-looking statement.

Contacts:
Investors: Beth Riley, (717) 396-6354, bariley@armstrong.com
News media: Meg Graham, (866) 321-6677, magraham@armstrong.com